Exhibit 10

CONSULTING AND NON-COMPETITION AGREEMENT

        This Consulting and Non-Competition Agreement is made on July 8th, 2004, by The Taubman Company, L.L.C., a Delaware limited liability corporation, ("Company") and John L. Simon ("Employee").

        In consideration of the representations in this Agreement, Employee’s retirement, and Employee’s non-competition obligation, Company and Employee agree as follows:

    1.        Retirement.

(a) Effective December 31, 2004, Employee will retire from his position as Senior Vice President — Development.

    (b)               At the time specified in the Annual Bonus Plan, Company will pay Employee an amount reflective of Employee’s performance during 2004, based on Employee’s annual target bonus calculated on the Annual Bonus Plan’s Company metrics and Employee’s personal performance in 2004.

    (c)               If Employee remains employed and has not violated paragraph 7, Non-Competition, as of December 31, 2004, the amount scheduled for payment on January 1, 2005 under paragraph 11(a) will be paid on January 1, 2005, and the amount scheduled for payment on January 15, 2005 under paragraph 11(c) will become vested, and Company will pay that amount on January 15, 2005.

    2.        Engagement. Effective January 1, 2005, Company will engage Employee as a consultant, and Employee agrees to hold himself available to personally render, at the request of Company, consulting services for Company, to the best of his ability, upon the terms and conditions set forth in this Agreement.

    3.        Term.

(a) This Agreement will start on January 1, 2005 and will end on December 31, 2006, unless it is terminated before that date as permitted by this Agreement.

    (b)               (i) Employee’s obligations under paragraphs 6(c), 7, 8, 9, and 10 of this Agreement will survive the termination of this Agreement at any time before December 31, 2006 or the expiration of this Agreement on December 31, 2006, except that Employee’s obligations under paragraphs 6(c), 7, 8, 9, and 10 of this Agreement will terminate immediately if Company experiences a “change in control” event, and Company will pay Employee the unpaid remainder of the paragraph 11(a) and 11(c) amounts in a lump sum payment, minus applicable withholdings. This Agreement incorporates by reference and adopts the definition of a “change in control” contained in the Taubman Centers, Inc. and Taubman Realty Group Limited Partnership 2003 “Change of Control Employment Agreement.”

                     (ii) Company’s obligations under paragraphs 11(b) and 11(c) of this Agreement will survive the expiration of this Agreement on December 31, 2006 or the termination of this Agreement before December 31, 2006.

(c) Employee may terminate this Agreement at any time during the term of this Agreement upon thirty days written notice to Company.

    (d)               Company may terminate this Agreement for “cause” (as defined in this Agreement) at any time during the term of this Agreement. “Cause” is defined as follows: an act of fraud, embezzlement, theft, or other similar dishonest conduct in connection with Employee’s performance of consulting services; intentional action by Employee that is injurious, monetarily (minimum $100,000.00), to Company; criminal conduct; other similar misconduct; Employee’s illness, incapacity, or other inability to perform under this Agreement for a period of six consecutive months; or Employee’s death. Before terminating this Agreement for “cause,” Company will notify Employee of the “cause” and provide Employee a two-week period to cure, if possible, the “cause.”

    (e)               If Employee voluntarily terminates the consulting services under this Agreement or if Company terminates this Agreement for “cause” (as defined in this Agreement) before December 31, 2006, this Agreement and all of Company’s obligations to Employee under this Agreement, except its obligations under paragraphs 11(b) and 11(c), will end upon the date of the termination of this Agreement.

    4.        Time Requirement.

    (a)               Employee will reserve twenty-six hours per month to perform consulting services for Company under this Agreement. Company has the right to request that Employee increase this time requirement, based on its business needs, and Employee may, at Employee’s option, perform consulting services in excess of twenty-six hours per month upon mutual agreement.

    (b)               Employee will maintain a running total of the number of consulting hours pre-approved by Company’s Executive Vice President William S. Taubman and worked by Employee during the twenty-four month period from January 1, 2005 through December 31, 2006 and will submit, on a semi-annual basis, invoices and reconciliations to Company’s Executive Vice President William S. Taubman for approval.

    5.        Independent Contractor.

(a) The consulting relationship between Company and Employee will be an independent contractor relationship, not an employment, agency, partnership, or joint venture relationship.

(b) Employee will have no authority to enter into contracts or agreements on behalf of Company without the advance permission of Company.

    (c)               Company will determine the consulting services to be done by Employee, but Employee will determine the legal means by which the specified consulting services will be performed. Company seeks the benefits of Employee’s efforts, but the conduct and control of those efforts are solely within Employee’s discretion. Employee will use reasonable efforts to perform the contracted-for consulting services under this Agreement in a diligent and professional manner in accordance with Company’s business requirements.

(d) Employee will be solely responsible for compliance with all tax and regulatory reporting requirements relating to the contracted-for consulting services performed under this Agreement.

    (e)               To the extent required by law, Employee will comply with the workers’ compensation law concerning his business. Company will have no responsibility to obtain and will not obtain workers’ compensation insurance on behalf of Employee. Employee will indemnify and hold Company harmless from any claims made against Company by Employee for workers’ compensation benefits.

    (f)               Employee will comply with any applicable laws, rules, regulations, and ethical standards applicable to the performance of the contracted-for consulting services under this Agreement. Employee will indemnify and hold Company harmless from and against any fines and costs, excluding Company legal fees, resulting from any failure by Employee to comply with any applicable laws, rules, regulations, and ethical standards.

    (g)               Company will indemnify and hold harmless Employee from any claim or cause of action arising out of or in connection with the performance of Employee’s consulting services under this Agreement, to the full extent provided by Company’s Articles of Incorporation and Bylaws.

    6.        Non-Exclusive Relationship.

    (a)               Employee will be held out to the general community as being available for work and will be free to do so, as long as Employee’s activities do not interfere with Employee’s obligations under this Agreement, including the non-competition obligation. This Agreement does not grant Company the exclusive right to Employee’s services. Between July 1, 2004 and December 31, 2004, Employee will be free to engage in discussions and consultations with and to work with potential future clients, partners, associates, or joint venturers if:

(i) the discussions do not interfere with Employee’s ability to perform Employee’s normal job duties as Senior Vice President – Development; and

(ii) the discussions do not violate the non-competition obligations contained in paragraph 7, Non-Competition, which will also be effective during the July 1 – December 31, 2004 period.

    (b)               Employee may provide to other persons or business entities services that are either similar or dissimilar to the consulting services that Employee will render to Company under this Agreement as long as those services for other persons or business entities do not interfere with Employee’s obligations under this Agreement, including the non-competition obligation.

    (c)               (i) If, during the entire period from the date when Employee signs this Agreement through January 15, 2008, Employee wishes to offer to any of the entities named in paragraph 7 or their successors in interest any shopping center development project that is beyond the non-competition zone, as defined in paragraph 7(b), and that has an anchor store of at least 75,000 square feet, excluding a discount store, such as, for example, Wal-Mart,

Costco, or Target, Employee, in writing, will notify Company of that project and will furnish Company with “sufficient information” about the project to permit Company to evaluate the project. “Sufficient Information,” for the purpose of this paragraph 6(c), will mean a pro forma income and cost budget, a site plan, and a summary of the zoning requirements. Company will then have a reasonable period of time to evaluate the project and will have the right of first refusal to participate, as an investor, owner, partner, joint venturer, or otherwise, in that project. If Company exercises this right of first refusal, it must do so by responding, in writing, to Employee within thirty days after receiving the “sufficient information.” If Company declines to exercise this right of first refusal on a timely basis, Employee may offer the project to any of the entities named in paragraph 7 or their successors in interest.

                    (ii) Except to the extent provided for in paragraph 6(c)(i), Employee has the right to offer any shopping center development project that is beyond the non-competition zone, as defined in paragraph 7(b), to any other potential investors, owners, partners, joint venturers, or other participants without any restrictions or limitations and without any Company right of first refusal.

                   (iii) Paragraph 7, not paragraph 6(c), will be controlling with regard to any shopping center development project within the non-competition zone, as defined in paragraph 7(b); paragraph 6(c) does not authorize Employee to engage, within the non-competition zone, as defined in paragraph 7(b), in any shopping center development project that has an anchor store of at least 75,000 square feet, excluding a discount store, such as, for example, Wal-Mart, Costco, or Target, unless Company’s President/CEO approves, in advance and in writing, the competing work.

    7.        Non-Competition. For the entire period from the date when Employee signs this Agreement through January 15, 2008, Employee is prohibited from engaging in any work, as an employee, independent contractor, consultant, owner, or otherwise, either (a) for Simon Property Group, General Growth Properties, Macerich, The Rouse Company, the Mills Corporation, Westfield America, or any of their successors in interest, or (b) for or at any existing or to be developed shopping center (in excess of 200,000 square feet) that is located within ten miles of any shopping center that Taubman Realty Group Limited Partnership owns (except within four miles of Beverly Center), unless Company’s President/CEO approves, in advance and in writing, the competing work. If a court of competent jurisdiction determines that the scope of the prohibition against competing work or the time or geographical limitations imposed on Employee are unreasonable, excessively broad, or both, the court may instead enforce the scope, time, and geographical limitations as the court deems reasonable and proper. This non-competition provision supersedes and replaces any other non-competition provisions in any other agreements between Company and Employee, specifically including any employment agreement between Company and Employee.

    8.        Non-Solicitation of Employees. For the entire period from the date when Employee signs this Agreement through January 15, 2008, Employee will not, directly or indirectly, either on his own behalf or in the service of or on behalf of any other person or business entity, solicit, hire, or attempt to solicit or hire any person then employed by Company.

    9.        Non-Disclosure of Confidential Information.

    (a)               Employee will not use or disclose to any third party, except as Employee’s performance of consulting services for Company may require, any of Company’s “Confidential Information” (as defined in this Agreement), whether or not conceived, originated, discovered, or developed by Employee, which Employee may obtain from Company during the term of this Agreement or may have obtained during Employee’s previous employment with Company, unless Company consents, in advance and in writing, to the use or disclosure. This obligation will remain in effect both during the term of this Agreement and for a period of twenty-four months after the termination or expiration of this Agreement.

    (b)               “Confidential Information” means any and all technical data, sales data, data pertaining to merchants, clients, methods, processes, rents, profits, operating procedures, and any other internal business information that is given to Employee by Company, that is not available to the public, and that pertains to Company, the facilities that it owns or manages, its affiliates or related entities, its officers, its directors, or its shareholders. “Confidential Information” excludes any general or specific information about the industry, retailers, rents, methods, and processes that Employee obtained during the course of his career.

    10.        Return of Materials. Upon the termination of this Agreement or, at Company’s discretion, at any time before the termination of this Agreement, Employee will promptly deliver to Company all documents and materials of any nature given to Employee by Company pertaining to Employee’s performance of consulting services for Company and will not remove from the premises any documents, materials, or copies. If Employee discovers after the termination of this Agreement that Employee inadvertently retained any documents, materials, or copies, then Employee will not be in violation of this paragraph by delivering to Company, as soon as practicable after the discovery, any documents, materials, or copies. The parties will interpret this paragraph in good faith and reasonably.

    11.        Compensation. In exchange for Employee’s availability to provide consulting services, his performance of consulting services, and the promises in this Agreement, Company will compensate Employee as follows:

    (a)               For up to 624 hours of consulting services during the twenty-four month period from January 1, 2005 through December 31, 2006, Company will pay Employee, on an automatic basis, the gross amount of $560,000.00, which will be payable in twenty-four, equal, monthly, gross installments of $23,333.00 each, commencing January 1, 2005. For any consulting services requested by Company in excess of 312 hours during either calendar year, Company, in addition, will pay Employee at the rate of $400.00 per hour for each hour of requested consulting services performed in excess of 312 hours during that calendar year, after Company receives from Employee an itemized invoice identifying the date, the amount of time, the project and the services rendered for those requested consulting services. Employee neither will be eligible for nor will receive any employee benefits from Company, except as set forth in this Agreement and the Termination Agreement.

    (b)               (i) For the eighteen month period starting on January 1, 2005 and ending on June 30, 2006, Company will reimburse Employee for the premiums then in effect for COBRA continuation coverage or, in the event of a family status change, the adjusted premiums for COBRA continuation coverage, if Employee timely elects COBRA continuation coverage.

           If Employee elects to discontinue the COBRA continuation coverage before June 30, 2006 and enrolls in private health insurance coverage before June 30, 2006, Company will reimburse Employee, up to the amount of the COBRA continuation coverage premiums then in effect, through June 30, 2006 for the private health insurance coverage obtained by Employee for Employee and his eligible dependents.

                   (ii) For the six month period starting on July 1, 2006 and ending on December 31, 2006, Company will reimburse Employee up to the amount of the COBRA continuation coverage premiums then in effect, for private health insurance coverage obtained by Employee for Employee and his eligible dependents.

                   (iii) To receive the reimbursement, Employee must submit proof of payment, such as a cancelled check or a receipt from the insurer verifying payment, to Company’s designated Human Resources Administrator. The eighteen month period during which Company reimburses Employee for the premiums for the COBRA continuation coverage will count as the eighteen month period during which Employee is entitled to exercise COBRA rights.

    (c)               Company hereby exercises its discretion under Section 2.33 of The Taubman Company Long-Term Performance Compensation Plan (the “LTPCP”) to designate Employee’s termination of employment as a Retirement for purposes of the LTPCP thereby accelerating the vesting of awards granted under the LTPCP. The Company will make the following payments to Employee in the amounts and on the dates listed below:

(i)

Grant Date of Award	Payment Date	Amount
January 1, 2002	January 15, 2005	$267,500.00
January 1, 2003	January 15, 2006	$287,500.00
January 1, 2004	January 15, 2007	$362,500.00
January 1, 2005	January 15, 2008	Amount to be determined in January 2005 based on Employee's 2004 job performance

                   (ii) In addition to the amounts listed above, Company will also pay any premium that is payable under the terms then in effect under the Long-Term Performance Compensation Plan at the time the premium is paid to entire company (see attached).

                   (iii) If Employee passes away between the date on which this Agreement is signed and January 15, 2008, Company will pay the amounts identified in paragraph 11(c)(i) and 11(c)(ii) to Employee’s estate beneficiaries on the payment dates specified in paragraph 11(c)(i).

(d) (i) Company will pay the premiums for Employee’s Executive Long Term Disability policy at the current levels, subject to the terms and conditions of that policy, through December 31, 2006.

                       (ii) If Employee converts the Basic Group Term Life and Optional Life policy to an individual policy within thirty days after his retirement on December 31, 2004 and satisfies the insurer’s evidence of insurability procedure, Company will pay the premiums for that converted policy, subject to the terms and conditions of that policy, through December 31, 2006.

    12.        Company’s Remedies Upon Violation.

    (a)               If Employee, in the reasonable judgment of Company, violates paragraph 7, Non-Competition, paragraph 8, Non-Solicitation of Employees, or paragraph 9, Non-Disclosure of Confidential Information, Employee will forfeit all rights to any further payments under paragraph 11, Compensation, sections (a) and (c), after the date of the violation. Employee’s forfeiture of all rights to any further payments under paragraph 11, Compensation, sections (a) and (c), will be Company’s sole remedy for Employee’s violation of paragraph 7, Non-Competition, paragraph 8, Non-Solicitation of Employees, or paragraph 9, Non-Disclosure of Confidential Information.

    (b)               A dispute about whether Company exercised “reasonable judgment” in concluding that Employee violated paragraph 7, 8, or 9 will be subject to arbitration under paragraph 15. In the event of a final adjudication in which either party is found to be the prevailing party, the other party will be obligated to pay any costs and attorney fees incurred by the prevailing party.

    13.        Expense Reimbursement. Company will reimburse Employee for reasonable, necessary, authorized, and pre-approved business expenses (at the service level of a Senior Vice President of the Company, which is currently first class air travel, but is subject to change) incurred in the course of Employee’s consulting services for Company. Employee will report these expenses and will submit supporting documentation in accordance with Company’s procedures. Company will pay approved expenses within thirty days of submission of the expense report and supporting documentation.

    14.        Governing Law. This Agreement is made under and will be construed in accordance with the laws of the State of Michigan, excluding its choice of law rules.

    15.        Arbitration. Any dispute arising out of or relating to the performance or breach of this Agreement, the termination of this Agreement, or the meaning of or obligations imposed by this Agreement will be decided by arbitration under and in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect and conducted in Oakland County, Michigan. An arbitration award may be entered as a judgment in any court of competent jurisdiction.

    16.        Severability. If any provision of this Agreement is ruled to be illegal or unenforceable, the rest of this Agreement will remain enforceable.

    17.        Waivers. The waiver by either party of a violation by the other party of any provision of this Agreement will not operate or be construed as a waiver of any subsequent violation. Any waiver of an obligation under this Agreement will only be valid if it is in writing and signed by an authorized representative of the waiving party.

    18.        Notices. Any notice required by the Agreement to be given or made to a party must be in writing and delivered in person or sent by certified, first class mail, return receipt requested, or equivalent, to the address of each party appearing below its signature. The address may be changed by notifying the other party, in writing, of the new address.

    19.        Statutes of Limitations. Any claim by Employee must be brought within thirty-six months after the termination or expiration of this Agreement. Employee waives any statutes of limitation to the contrary.

    20.        Assignment. This Agreement contemplates personal services by Employee, and Employee cannot transfer or assign Employee’s rights or obligations under this Agreement, except to a business entity formed and controlled by Employee. If Employee transfers any rights to Employee’s business entity, both Employee and the business entity will remain subject to the Employee’s obligations under paragraphs 7, 8, and 9 of this Agreement. Company cannot transfer or assign its rights or obligations under this Agreement.

    21.        Conflicting Agreements. Employee has no other contracts or agreements with or obligations to any other person or entity that might conflict with Employee’s obligations under this Agreement.

    22.        Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them about the subject matter of this Agreement. There are no other representations or agreements, oral or written, modifying the terms of this Agreement.

    23.        Amendment. No amendment of this Agreement will be effective unless it is made in writing and signed by each party.

    24.        Multiple Copies. This Agreement is made in multiple copies, each of which will constitute an original, and all of which together will constitute one instrument.

    25.        Captions. The captions in this Agreement are for the convenience of the parties only and have no effect on the meaning or the interpretation of this Agreement.

    26.        Full and Final Release of All Claims.

(a) In exchange for Company’s obligations under this Agreement, Employee will sign, at the time of his retirement on December 31, 2004, the attached Full and Final Release of All Claims.

(b) In exchange for Employee’s obligations under this Agreement, Company will sign, at the time of Employee’s retirement on December 31, 2004, a Full and Final Release of All Claims.

THE TAUBMAN COMPANY, L.L.C	JOHN L. SIMON

By: /s/ William S. Taubman	By: /s/ John L. Simon

Its: Executive Vice President	Dated: 7-8-04

Dated: 7-8-04

Address:	Address:

200 E. Long Lake Road	5761 Concord Court
Bloomfield Hills, MI 48303	Troy, MI 48098